Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2023, relating to the consolidated financial statements of Navitas Semiconductor Corporation and subsidiaries (“the Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Los Angeles, CA
April 13, 2023